Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of April 30, 2008.

BETWEEN:

AQUILEX CORP.

hereinafter called the “Employer”

- and -

ALI AZAD

hereinafter called the “Employee”

WHEREAS Employer wishes to employ Employee to serve as Senior Vice President of Business Development commencing on the date first written above, pursuant to the terms and conditions set forth herein;

AND WHEREAS Employee wishes to accept employment with Employer, and agrees to do so subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations herein, and good and valuable consideration, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT

1.01 Employee represents and warrants to Employer that he has the required skills and experience to perform the duties and exercise the responsibilities required of Employee as Senior Vice President of Business Development as determined by Employer. In carrying out these duties and responsibilities, Employee undertakes to comply with all lawful instructions which he may receive from any supervisors or superiors representing Employer. In exchange for Employee’s entry into this Agreement, Employer agrees to employ (or continue to employ) Employee.

1.02 Employee agrees to comply with and be bound by the terms and conditions of this Agreement.

1.03 In consideration for Employee’s agreement and Employee’s performance in accordance with this Agreement, Employer employs Employee.

1.04 It is understood and agreed to by Employee that Employer reserves the right to change Employee’s assignments, duties, title and reporting relationships; provided, however, that, if Employer materially changes Employee’s assignments or duties in a negative manner, then Employee’s resignation of employment shall be deemed a termination of Employee’s employment by Employer without cause pursuant to Section 15.02 of this Agreement. Prior to exercising his right to resign as outlined herein, Employee shall provide Employer with written notice that Employee deems such change in assignments or duties to have occurred and Employer shall have reasonable opportunity (not less than thirty (30) days nor more than forty-five (45) days) to cure such breach by restoring assignments or duties at a substantially similar or higher level as Employee’s original assignments or duties, or by placing Employee in a position within the Aquilex Corporation family of companies in which Employee will hold an equal or greater level of responsibility, including but not limited to responsibility for profit and loss and growth of the designated entity.

ARTICLE 2: EMPLOYMENT LOCATION

2.01 Employer will employ Employee in the position described in Article 1 above at Employer’s Atlanta offices, located at 3399 Peachtree Road, Suite 325, Atlanta, Georgia 30326 (the “Employment Location”).

2.02 Employee understands and agrees that the Employment Location is not exclusive, and is subject to unilateral change by Employer, in its sole discretion, by Employer giving to Employee thirty (30) days’ notice in advance of the change.

ARTICLE 3: EXCLUSIVE SERVICE

3.01 Employee’s initial term of employment hereunder shall commence on the date first written above and shall automatically renew for successive one year periods on the same terms and conditions set forth herein unless: (a) earlier terminated or amended as provided in this Agreement; or (b) either party gives written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any anniversary thereof. The Initial Term and all renewals thereof are referred to herein as the “Term.” During the Term, Employee shall faithfully serve Employer and shall not be employed or engaged in any capacity in promoting, undertaking or carrying on any other business, without the prior written approval of Employer. Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, attention, skills and best efforts, with undivided loyalty, to the business and affairs of Employer. During the period of Employee’s employment, Employee may not engage, directly or indirectly, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, in any other business, investment, or activity that (a) interferes with Employee’s performance of Employee’s duties hereunder, (b) is contrary to the interest of Employer or any of its parent companies, subsidiaries, divisions, and affiliates, (collectively the “Aquilex Entities”), or

(c) requires any significant portion of Employee’s business time. Employee further warrants that his employment with Employer under the terms and conditions set forth herein will not violate any lawful agreement Employee previously entered into with any other employer.

ARTICLE 4: REMUNERATION AND BENEFITS

4.01 Employee will be paid an annual gross salary of $250,000.00. Employee’s salary will be paid in accordance with Employer’s standard payroll practice. Employee’s base salary may be increased from time to time at the discretion of Employer.

4.02 During Employee’s employment with Employer as Senior Vice President of Business Development, Employee shall participate in Employer’s management incentive plan, as approved by the Board of Directors of Employer, with a target of 50% of the Employee’s base salary if budgeted performance is attained and a maximum of 62.5% of the Employee’s base salary if above-budgeted performance is obtained. Notwithstanding the aforementioned, it is specifically understood and agreed that all determinations relating to Employee’s participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee’s level of participation and payout opportunity, shall be made by the person or committee to whom such authority has been granted.

4.03 During Employee’s employment with Employer, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures.

4.04 Employee shall be afforded the right to participate in any and all group medical, dental or life insurance and other benefit programs including Employer’s 401(k) plan, which may be in effect during his employment. Except as specifically provided in this Agreement, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs that are provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

4.05 During Employee’s employment with Employer, Employee shall receive three (3) weeks of paid vacation per year. Unused vacation time cannot be carried over into subsequent years.

ARTICLE 5: CONFIDENTIAL INFORMATION

5.01 During the course of his employment, Employer may disclose to Employee or the Employee may learn of and about certain Trade Secrets and Confidential Information.

(a) “Trade Secrets” shall mean, individually or collectively, any information regarding Employer, the Aquilex Entities, or their businesses that is proprietary, unique, not generally known by persons outside Employer, the Aquilex Entities, or their businesses, including, without limitation, technical and non-technical information, data, formulae, programs, processes, sales and marketing data, customer information, both actual and prospective, financial data, product plans, manufacturing specifications and plans, equipment specifications and modifications, suppliers, pricing methods and terms, and which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) “Confidential Information” shall mean information, other than Trade Secrets, that is of value to Employer and is treated as confidential by Employer, the Aquilex Entities, or their businesses, including but not limited to, business plans, strategies, information regarding executives and employees, and information of a type described above in the definition of Trade Secrets but which may not fall expressly within such definition and yet is treated as confidential by Employer, the Aquilex Entities, or their businesses.

Employee agrees that such Trade Secrets and Confidential Information are the sole and exclusive property of Employer and that Employer owns all of the rights thereto. Employee shall have the right to use such Trade Secrets and Confidential Information in connection with his duties as an employee of Employer, but solely for the benefit of Employer.

5.02 Employee shall hold in strict confidence, and shall not use, reproduce, distribute, transmit, disclose or otherwise transfer, in any form, directly or indirectly, or by any means, any of such Trade Secrets or Confidential Information. Upon termination of employment, whether by resignation or otherwise, Employee shall immediately return to Employer all documents, writings, sketches, drawings, plans, specifications or any other embodiment (whether in software format, computer diskettes or otherwise) containing any information regarding Employer, including any Trade Secrets or Confidential Information, together with all copies thereof.

5.03 Employee obligations regarding protection of Trade Secrets and Confidential Information shall remain in effect: (a) with regard to Trade Secrets, for so long as such information shall remain Trade Secrets under applicable law; and (b) with regard to Confidential Information, for two (2) years or until such Confidential Information is in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder), whichever is earlier.

5.04 Any Trade Secrets or Confidential Information developed by Employee during his employment with Employer is hereby assigned to Employer, and if such information is deemed “contract for services work” under applicable law, it shall be owned exclusively by Employer.

5.05 During the Employee’s employment with Employer and thereafter, the Employee shall not take any action to disparage or criticize Employer or its affiliates, or their respective employees, officers, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of Employer or its affiliates. During the Employee’s employment with Employer and thereafter, the Employer shall not take any action to unfairly disparage or criticize Employee to any third party; provided, however, that this Section 5.05 shall not in any way preclude the Employer from managing or supervising the Employee’s performance (or from engaging in meaningful discourse relating thereto). Nothing contained in this Section 5.05 shall preclude either party from enforcing his or its rights under this Agreement.

ARTICLE 6: AGREEMENT NOT TO COMPETE

6.01 In consideration of the compensation to be paid to Employee under this Agreement, Employee acknowledges that in the course of Employee’s employment with Employer and the Aquilex Entities he has prior to the date of the Agreement, and will during his employment, become familiar with Employer’s and the Aquilex Entities’ trade secrets, business plans and business strategies and with other confidential business information concerning Employer and the Aquilex Entities and that Employee’s services have been and shall be of special, unique and extraordinary value to Employer and the Aquilex Entities. In light of Employee’s value to and knowledge of Employer, its customers and its business practices, Employee agrees that, during Employee’s employment hereunder and for a period of twelve (12) months thereafter (the “Noncompete Period”), he will not seek, accept, or hold employment in a position substantially similar to that held by Employee with Employer as Senior Vice President of Business Development, performing duties and responsibilities substantially similar to those he performs as Senior Vice President of Business Development, with any corporation or other enterprise, entity or association which engages in the Business. For purposes of this Agreement, “Business” shall be defined as the provision of energy maintenance, repair, cleaning and overhaul services to heavy industries, with associated engineering and technical support. These restrictions shall cover Employee’s activities within a 50 mile radius of Employer’s location at 3399 Peachtree Road, Atlanta, Georgia 30326.

ARTICLE 7: AGREEMENT NOT TO SOLICIT EMPLOYEES

7.01 Employee shall not, during his employment with Employer, or for a period of two (2) years thereafter (“the Nonsolicit Period”) solicit or attempt to solicit any person who is, or during the one (1) year prior to Employee’s termination was, an employee of Employer, for the purpose of employing such persons for any other employer or entity engaged in the Business.

ARTICLE 8: AGREEMENT NOT TO SOLICIT CUSTOMERS AND CLIENTS

8.01 During the Nonsolicit Period, Employee agrees not to, directly or indirectly, solicit or attempt to solicit any former or current customer or client of Employer with whom Employee had material contact during the two (2) years immediately prior to termination of employment from Employer. For purposes of the preceding sentence, “material contact” shall mean interaction which takes place in an effort to continue and/or expand the relationship and/or service between Employer and its current and former customers and clients. The prohibition contained in this Section shall apply only to actual or attempted solicitation for the purpose of marketing or selling products or services which compete with those products or services offered by Employer at the termination of Employee’s employment. The parties acknowledge that the nonsolicitation articles outlined in this Agreement are agreed to based upon consideration independent from the consideration for the noncompete article, and that the parties intend these nonsolicitation provisions to be separate and independent agreements from the noncompete provision. The parties agree that the nonsolicitation provisions shall remain in force and effect, even if a court of law determines that other provisions of this Agreement are unenforceable, including, but not limited to, the noncompete provision.

ARTICLE 9: IRREPARABLE HARM

9.01 In the event of any breach or threatened breach of Articles 5, 6, 7, or 8 of this Agreement, Employee acknowledges and agrees that Employer would be irreparably harmed thereby and that remedies at law would be inadequate. Accordingly, Employee agrees that in such event, Employer shall be entitled to injunctive or other equitable relief to restrain or enjoin any such breach.

ARTICLE 10: REASONABLE RESTRICTIONS

10.01 Employee agrees that the time, territorial and other limitations in Articles 5, 6, 7 and 8 are reasonable and properly required for the adequate protection of Employer’s Business. If anything is found unreasonable by a court of law or equity Employee agrees to be bound to any revision as the court may determine to be reasonable. If any limitation is found to be unreasonable in any jurisdiction, Employee agrees to be bound by the limitation in any other jurisdiction.

ARTICLE 11: SEVERABILITY OF RESTRICTIVE COVENANTS

11.01 If any provision or any part of any provisions of this Agreement is held invalid or unenforceable by any court, such holding shall not affect the validity or enforceability of any other provisions hereof, all of which shall remain in full force and effect. Specifically, Employee agrees that if any portion, or all, of Articles 5, 6, 7, or 8, is found unreasonable by a court of law or equity, and the court finds that particular section invalid as a matter of law, he shall remain bound by the remaining such sections. Employee agrees that any ruling that Article 5, 6, 7 or 8 is unenforceable shall not render any other such Article unenforceable.

ARTICLE 12: TOLLING OF RESTRICTIONS

12.01 In the event that either party initiates litigation in an attempt to confirm or enforce its rights under this Agreement, the parties agree that the period during which Employee is prohibited from competing with Employer or the Aquilex Entities or soliciting customers and personnel from Employer or the Aquilex Entities as described in Articles 6, 7 or 8 will be tolled during the period of time in which such litigation is pending.

ARTICLE 13: ARBITRATION

13.01 The parties agree to have any and all disputes concerning this Agreement or concerning Employee’s employment with Employer resolved via arbitration. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through binding arbitration to be held in Atlanta, Georgia, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association. Employment-related disputes include any and all disputes related, in any manner whatsoever, to Employee’s hiring, employment or termination including, but not limited to, claims or charges based upon federal or state statutes, including, but not limited to, Age Discrimination in Employment, Title VII of the

Civil Rights Act of 1964, as amended, and any other civil rights statute, the Americans with Disabilities Act, Family and Medical Leave Act, Fair Labor Standards Act or other wage statutes, the WARN Act, claims based upon tort or contract laws or any other federal or state law affecting employment in any manner whatsoever. Employee agrees that class and collective actions are not permitted under this agreement to arbitrate and that Employee will not pursue any class or collective actions or serve as class representative against Employer, but rather, will pursue all claims individually via arbitration as outlined herein.

13.02 In the event that a claim is brought pursuant to any law or statute that provides for the allocation of attorneys’ fees and/or costs, the arbitrator shall have the power to allocate attorneys’ fees and costs pursuant to the applicable law or statutes.

13.03 Employer and Employee agree that arbitration pursuant to this Agreement shall be in accordance with the rules of the American Arbitration Association. The parties, however, specifically agree that the AAA class action rules are excluded from this Agreement in that class actions or collective actions are not permitted under this Agreement. To the extent that any rule or provision of the American Arbitration Association differ from the terms provided herein, the terms of this agreement shall override the aforesaid rule and govern the arbitration. The parties specifically agree that they shall share equally the costs, fees, and expenses incurred by arbitration, except in the following circumstances:

In the event the Employee is unable to pay his share of the costs of arbitration due to financial hardship, the Employee may apply to the AAA for “in forma pauperis” status in accordance with the criteria established by the applicable United States Circuit Court of Appeals. Alternatively, the Employee may apply to the AAA for the use of a pro bono arbitrator or for waiver, reduction or deferral of the AAA’s fees based upon financial hardship. The AAA shall determine whether the employee qualifies for financial hardship or waiver, reduction or deferral of the AAA’s fees and costs.

13.04 Employer and Employee agree that, in addition to the rules of the American Arbitration Association, the arbitration proceedings will be conducted in accordance with the appropriate federal or state rules of evidence, civil procedure and appellate procedure. In cases premised on federal jurisdiction, the Federal Rules of Evidence, Federal Rules of Civil Procedure and Federal Rules of Appellate Procedure shall apply. In cases premised on state jurisdiction, the applicable state rules of evidence, civil procedure and appellate procedure shall apply. In cases of concurrent jurisdiction, the federal rules shall apply. The arbitrator shall write an opinion stating all findings of fact and conclusions of law with respect to the arbitration decision. Employer and Employee agree that the arbitrator’s rulings shall be appealable on the same grounds as a judgment rendered by a court of law (“trial court”). The parties acknowledge that the arbitrator’s decision will be reviewed under the same standard of review used in reviewing a trial court’s decision and will be governed by the applicable rules of appellate procedure referenced hereinabove. Procedures addressed in the Fair Labor Standards Act shall govern in a collective action in the event that the arbitrator allows collective or representative actions in violation of the terms of this agreement.

13.05 The sole exception to this agreement to arbitrate involves suits brought on behalf of Employer or Employee seeking a temporary restraining order, preliminary injunction and/or permanent injunction (“injunctive relief”) based upon violation of non-compete, and/or confidentiality, and/or non-disclosure, and/or non-disparagement, and/or solicitation agreements, in the event there is immediate and irreparable injury, loss or damage. The parties agree that neither shall seek monetary damages under this exception to the agreement to arbitrate. However, in the event that Employer is successful in obtaining injunctive relief as defined herein, Employee shall be liable for payment of Employer’s attorneys’ fees, costs, and expenses incurred in connection with obtaining injunctive relief.

13.06 This agreement to arbitrate shall be binding upon and inure to the benefit of any successor to Employer and such successor shall be deemed substituted for Employer under the terms of this agreement. As used in this agreement to arbitrate, the term “successor” shall include any person, firm, limited liability company or other business entity, which at any time, whether by merger, purchase or otherwise, acquires all or substantially all the assets of the business of Employer. This agreement to arbitrate also shall be binding upon and inure to the benefit of Employee, his heirs, executors and administrators.

13.07 If any part, term or provision of this agreement to arbitrate is held to be illegal, void or unenforceable, or to be in conflict with any law, the validity of the remaining provisions or portions of this agreement shall not be affected, and the rights of the parties shall be construed and enforced as if this agreement did not contain the particular part, or provision held invalid.

Employee’s Initials:	Employer’s Initials:

ARTICLE 14: EMPLOYER’S PROPERTY

14.01 Upon termination of this agreement, for any reason or cause, Employee shall promptly return to Employer all property used by him in the performance of his duties and all other property belonging to Employer in Employee’s possession or control.

ARTICLE 15: TERMINATION

15.01 Employee’s employment with Employer is “at-will” and may be terminated by Employee or Employer with or without cause.

15.02 If Employer terminates Employee’s employment without cause, Employer will provide Employee with severance benefits in an amount equal to one (1) years’ salary, plus any incentive bonus Employee has earned as of the date of termination, plus payment of Employee’s COBRA premiums for continuation of his health insurance (provided that Employee will be required to pay the portion of the cost of such coverage as is paid by Employer’s actively employed employees, and provided that such obligation to pay the premiums will terminate in the event Employee becomes eligible for similar benefits from any other employer). These benefits shall be referred to herein as the “Severance Benefits.”

15.03 If Employer terminates Employee’s employment with cause, Employee shall not be entitled to the Severance Benefits. “With cause” as used in this Article shall mean termination by Employer for any of the following: (a) Employee’s negligence or misconduct in the performance of the duties and services required of Employee pursuant to this Agreement;

(b) Employee’s engagement in discussion(s) with other employees which management reasonably deems are inappropriate given Employee’s position as Senior Vice President of Business Development of the Employer, including, but not limited to, confidential discussions (such as Strategic Plans, initiatives, personnel changes and/or the internal operations of the Employer, and/or engaging or participating in gossip); (c) Employee’s conviction of or plea of guilty or nolo contendere to a felony or Employee engaging in fraudulent or criminal activity relating to the scope of Employee’s employment (whether or not prosecuted); (d) a material violation of Employer’s Code of Business Conduct; (e) Employee’s breach of any material provision of this Agreement, provided that Employee has received written notice from the Employer and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach; (f) failure to perform the duties as requested in writing by the Employee’s supervisor(s) or the Board of Directors of Employer after Employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach; (g) the commission of a felony or crime involving moral turpitude; or (h) conduct that brings Employer into public disgrace or disrepute in any respect. Determination as to whether or not Employer Cause exists for termination of Employee’s employment will be made by the Board of Directors of Employer.

15.04 If Employee terminates employment without Employee Cause (as defined below) or in the event of Employee’s death or the expiration of the Term pursuant to Employee providing Employer with notice of non-renewal under Section 3.01, Employee shall not be entitled to the Severance Benefits. “Employee Cause” shall mean a termination of employment by Employee because of (a) the assignment to Employee of any significant duties materially inconsistent with Employee’s status as Senior Vice President of Business Development of Employer or a substantial diminution in the nature of Employee’s responsibilities or Employee’s status, (b) a material breach by Employer of any material provision of this Agreement, (c) a demand by Employer that Employee relocate from the Atlanta, Georgia metropolitan area or (d) a salary reduction in any significant amount. In order for Employee to terminate for Employee Cause, (A) Employer must be notified by Employee in writing within ninety (90) days of the event constituting Employee Cause, (B) the event must remain uncorrected by Employer for thirty (30) days following such notice (the “Notice Period”) and (C) such termination must occur within sixty (60) days after the expiration of the Notice Period. Notwithstanding anything in this Agreement to the contrary, an across-the-board salary reduction similarly affecting Employee and all other executives of Employer shall not give rise to an Employee Cause.

15.05 As a condition to the receipt of any Severance Benefits or such additional consideration as Employer may provide, Employer will require Employee to first execute a release, in the form reasonably established by Employer, releasing Employer, the Aquilex Entities, and their officers, directors, employees, successors, assigns, attorneys and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee’s employment with Employer and any other Aquilex Entities or the termination of such employment, including, but not limited to, all claims or demands for back pay, reinstatement, hire or rehire, front pay and any claim of discrimination under federal or state law, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Family and Medical Leave Act; 42 U.S.C. § 1981; and Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, or any other constitutional principle, or federal or state statute based upon discrimination. The release required by this

Section 15.05 shall be completed and be irrevocable prior to the 60th day following Employee’s termination of employment in order for Employee to be eligible to receive the benefits described in Section 15.02. Notwithstanding anything to the contrary contained in Section 15.02, if Employee executes the release required by this Section 15.05 within 60 days following Employee’s termination of employment, payments under Section 15.02 shall commence no later than 60 days after Employee’s termination of employment and shall in no event be required to commence prior to that time; provided that, if payments are delayed under this sentence, then any such delayed payments shall be made (without interest) at the time of the first regularly scheduled payroll period coincident with or next following the expiration of such 60-day period.

15.06 Notwithstanding the foregoing, if at the time of Employee’s termination of employment with Employer, Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation within the meaning of Section 409A of the Code, then no such payment will be made under this Agreement before the date that is six months after his separation from service (within the meaning of Section 409A of the Code) or, if earlier, his date of death. At the conclusion of such six-month period, any payments delayed pursuant to this Section 15.06 shall be made (without interest) at the time of the first regularly scheduled payroll period coincident with or next following the expiration of such six month period, to the extent Employee is otherwise entitled to commence receipt of such payments under this Agreement.

15.07 Employee acknowledges that receipt and acceptance of any Severance Benefit shall constitute full settlement of all claims and causes of action against Employer.

ARTICLE 16: SEVERABILITY

16.01 In the event that any provision of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions shall be and remain in full force and effect.

ARTICLE 17: WAIVER

17.01 The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of it.

ARTICLE 18: ENTIRE AGREEMENT

18.01 This Agreement constitutes the entire agreement between the parties and their respective affiliates with respect to the employment of Employee and any and all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the employment of Employee by Employer are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of action, causes of action, claims or demands under or in respect of any agreement.

ARTICLE 19: MODIFICATION OF AGREEMENT

19.01 Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

ARTICLE 20: GOVERNING LAW

20.01 This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

ARTICLE 21: HEADINGS

21.01 The headings utilized in this Agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

ARTICLE 22: NOTICES

22.01 Any notice required or permitted to be given to Employee shall be sufficiently given if delivered to Employee personally or if mailed by registered mail to Employee’s address last known to Employer.

22.02 Any notice required or permitted to be given to Employer shall be sufficiently given if mailed by registered mail to Employer’s head office at its address last known to Employee.

22.03 Any notice given by mail shall be deemed to have been given 48 hours after the time it is posted.

ARTICLE 23: ASSIGNMENTS

23.01 This Agreement shall be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. No such assignment shall relieve Employee of any of his obligations under this Agreement. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or permanent disability of Employee.

23.02 Harvest Partners IV, LP, Harvest Partners IV GmbH and Co. KG and Harvest Partners V, LP shall be an intended third party beneficiary of this Agreement.

ARTICLE 24: INDEPENDENT LEGAL ADVICE

24.01 Employee acknowledges that he has read and understands this Agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective as of the date first above written.

I HAVE READ THE FOREGOING AGREEMENT AND I UNDERSTAND FULLY MY OBLIGATIONS. BY MY SIGNATURE BELOW, I BIND MYSELF TO COMPLY WITH SUCH OBLIGATIONS.
EMPLOYER:		EMPLOYEE:

AQUILEX CORP.		ALI AZAD

By:	/s/ L.W. Varner, Jr.	/s/ Ali Azad
Name:	L.W. Varner, Jr.
Title:	Chief Executive Officer